Exhibit 1.01
Bloom Energy Corporation
Conflict Minerals Report
For Year Ended December 31, 2023

This Conflict Minerals Report (“Report”) for the year ended December 31, 2023 has been prepared by the management of Bloom Energy Corporation (herein referred to as “Bloom Energy”). The information includes the activities of all majority-owned subsidiaries and variable interest entities that are consolidated.

As used in this Report, “3TGs” means tin, tungsten, tantalum and/or gold or its derivatives and “Covered Countries” means the Democratic Republic of the Congo (“DRC”) and its nine adjoining countries; Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia.

INTRODUCTION

Product Covered by This Report

Pursuant to Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (from here on referred to “Section 1502 of the Dodd-Frank Act” or “the Rule”), the 2023 calendar year is the fifth year that Bloom Energy is filing a Conflict Minerals Report.

Bloom Energy has determined that only two products manufactured or contracted to be manufactured contained 3TGs that were necessary to their functionality or production: the Bloom Energy Server, a stationary power generation platform, and the Bloom Energy Electrolyzer, a stationary producer of hydrogen (the “Covered Products”).

Bloom Energy conducted in good faith a reasonable country of origin inquiry (“RCOI”) to determine whether any of the 3TGs in the Covered Products originated in the Covered Countries by engaging with certain suppliers who provided materials that may contain 3TG that was used in the Covered Products (“In-Scope Suppliers”). Based on Bloom Energy’s RCOI, Bloom Energy had reason to believe that its Covered Products could contain 3TGs that originated in the Covered Countries and may not be from recycled or scrap sources. Therefore, in accordance with Section 1502 of the Dodd-Frank Act, Bloom Energy performed due diligence on the source and chain of custody of the 3TGs.

Reasonable Country of Origin Inquiry

To assist Bloom Energy with its determination whether 3TGs necessary for its Covered Products originated in Covered Countries, Bloom Energy engaged a third-party service provider, Source Intelligence (“SI”). SI provided Bloom Energy with access to its platform that tracks supplier communications and provides additional tools that support the internationally recognized due diligence framework set forth in the Organization for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related Supplements on Tin, Tantalum and Tungsten, and on Gold (the “OECD Guidance”). For example, the SI platform has functionality that evaluates the quality of each supplier’s response and assigns a health score based on the supplier’s declaration. The metrics provided in this Report, as well as the step-by-step process for supplier engagement and upstream due diligence investigations performed, are managed through the SI platform.

Bloom Energy provided a list of In-Scope Suppliers to SI for upload to the SI platform. SI assisted with the evaluation of Bloom Energy’s supply chain information regarding 3TGs, identification of potential risks, and development and implementation of additional due diligence steps. Bloom Energy communicated regularly with SI services team concerning program status. SI’s team members are trained in conflict minerals compliance and understand the intricacies of the CMRT (as defined below), conflict minerals reporting, and generally, Section 1502 of the Dodd-Frank Act.

Bloom Energy’s RCOI process included conducting an inquiry of its In-Scope Suppliers using the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (“RMI”). Bloom Energy does not have direct supply contracts with the providers of raw materials used in the Covered Products and Bloom Energy does not directly source 3TGs. Bloom Energy sources components and materials from suppliers, which in turn, source materials, components and products from their suppliers.

Exhibit 1.01

Bloom Energy used SI’s platform to request that the In-Scope Suppliers complete the CMRT to collect data on the sources of origin of the materials necessary for the Covered Products. Suppliers then uploaded their completed CMRTs directly to the platform for validation, assessment and management. SI monitored and tracked all communications in its platform for future reporting and transparency. Bloom Energy directly contacted suppliers that were unresponsive to SI’s communications and requested that they complete and submit the CMRT.

Bloom Energy’s program includes automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on questions within the declaration tab of the CMRT which helps to identify areas that require further classification or risk assessment, as well as to understand the due diligence efforts of the In-Scope Suppliers. The results of this data validation contribute to the program’s health assessment and are shared with the In-Scope Suppliers to support their understanding of areas that need their clarification or improvement.

All submitted CMRT forms were accepted and classified as valid or invalid. The “invalid” classification can be the result of a number of factors, including incomplete tabs and can also occur when the supplier uses an obsolete template instead of the current version. A supplier who submits an invalid form is contacted and encouraged to submit a valid form. Suppliers receive feedback on their submissions and guidance on correcting validation errors and may seek assistance from SI’s multilingual Supplier Experience team or online training. Data concerning suppliers who remain unresponsive to feedback is tracked as a program gap for future improvement.

As of April 1, 2024, Bloom Energy had 158 In-Scope Suppliers. 153 (or ~96.8%) of the In-Scope Suppliers completed a valid CMRT. This helped Bloom Energy determine the countries of origin for nearly all of the 3TGs in the Covered Products.

DUE DILIGENCE

Bloom Energy designed its due diligence measures to conform with the OECD Guidance in all material respects and endeavored to align its program with the five steps for due diligence described in the OECD Guidance. Bloom Energy continues to evaluate market expectations for data collection and reporting to make improvements to its program.

Bloom Energy is a downstream consumer of 3TGs and does not purchase raw minerals directly from any mines, smelters or refiners or any of the Covered Countries. Bloom Energy’s supply chain is extensive and complex with many layers of suppliers positioned between Bloom Energy and 3TG smelters and refiners. Therefore, to execute due diligence, Bloom Energy must rely on data from its direct suppliers and third-party audit programs. As Bloom Energy does not solely control these processes, there is a risk of incomplete or inaccurate data. However, multiple supplier-outreach efforts and process validation steps help mitigate this risk. Bloom Energy believes this due diligence process aligns with industry standards and market expectations for downstream companies.

Step One: Establish Strong Company Management Systems

Internal Compliance Team
Bloom Energy established a cross-functional Conflict Minerals Team led by the Executive Vice President, Chief Operations Officer. The Conflict Minerals Team is responsible for implementing Bloom Energy’s responsible sourcing strategy and for briefing senior management on the results of due diligence.

Exhibit 1.01
Conflict Minerals Policy
In May 2020, Bloom Energy adopted a Policy on Responsible Sourcing of Minerals articulating the due diligence process and Bloom Energy’s commitment to reporting obligations regarding 3TGs originating in the Covered Countries. The Policy is publicly available at bloomenergy.com/supplychain.

Control Systems
Bloom Energy relies on its direct suppliers to provide information on the origin of the 3TGs contained in components and materials that they supply to Bloom Energy, such as sources of 3TGs that the suppliers purchase from their lower-tier suppliers. However, Bloom Energy expects all suppliers to have policies and procedures in place that work toward ensuring that all 3TGs used in the production of the products sold to Bloom Energy are sourced from smelters or refiners that conform with an independent responsible mineral sourcing validation program.

Supplier Engagement
Bloom Energy has a strong relationship with its In-Scope Suppliers. Bloom Energy engages directly with its In-Scope Suppliers to request a valid CMRT for the products that they supply to Bloom Energy. To strengthen supplier education and training, Bloom Energy provides In-Scope Suppliers with access to the SI platform, at no-charge, to upload their CMRTs as well as to seek help-desk support in their native language from SI’s team of supplier support specialists. Suppliers can also participate in SI’s online library of conflict minerals training.

Grievance Mechanisms
Bloom Energy has established multiple grievance mechanisms whereby employees, suppliers and other third parties can report violations of its policies. In Bloom Energy’s Policy on Responsible Sourcing. Suppliers, Bloom Energy has published a dedicated email address for suppliers to contact the Bloom Energy Supplier Team to ask questions regarding the collection of CMRTs and to report any violations of this policy within the supply chain. In addition, employees and third parties have access to the Bloom Energy Helpline to ask questions, communicate concerns or report potential violations of applicable law or company policies, which is publicly available at https://bloomhelpline.com/.

In the event that employees and suppliers wish to contact Bloom Energy’s Board of Directors, Bloom Energy also publishes the Board’s address in its Global Code of Business Conduct and Ethics, available on Bloom Energy’s website under the Investors section.

Records Management
SI’s platform also includes a document retention policy to retain any conflict minerals-related documents, including supplier responses to CMRTs and the sources for each reporting period. Bloom Energy stores all of the information and findings from this process in a database that can be audited by internal or external parties.

Step Two: Identify and Assess Risks in the Supply Chain

Risks associated with supplier CMRT content are identified by SI based on criteria established for supplier responses. Supplier responses were evaluated for plausibility, consistency and gaps. If any of the foregoing quality control flags were raised, the supplier was automatically contacted by the SI platform to correct any inconsistencies.

Risks at the supplier level may include non-responsive suppliers down the supply chain, incomplete CMRTs, or CMRTs that are submitted that are not specific to the Covered Products. Additionally, some suppliers could not provide a comprehensive list of all smelters or refiners in their supply chains.

Risks were identified by assessing the due diligence practices and status of smelters and refiners identified in the supply chain by upstream suppliers who listed smelters and refiners on their CMRT declarations. To determine if the facilities met the recognized definition of a 3TG processing facility that was operational during the 2023 calendar year, SI compared these facilities to the RMI list of smelters and refiners. SI relied on the RMI audit standard, including cross-recognition of the London Bullion Market Association (“LBMA”) Good Delivery Program and the Responsible Jewelry Council (“RJC”) Chain of Custody Certification, which are developed according to global standards, including the OECD Guidance.

Exhibit 1.01
SI determined if the smelter or refiner had been audited against a standard that conforms to the OECD Guidance, such as the Responsible Minerals Assurance Process (“RMAP”). As discussed earlier, Bloom Energy does not have a direct relationship with smelters and refiners, and does not perform direct audits of these entities within the supply chain. In cases where a smelter’s due diligence practices have not been audited against RMAP or a similar independent standard, or RMAP considers a smelter to be non-conforming, Bloom Energy followed-up with suppliers reporting those facilities. Smelters are then assessed for potential sourcing risk.

Each facility that meets the definition of a smelter or refiner of a 3TG mineral is assessed using the red-flag indicators in the OECD Guidance. SI uses numerous factors to determine the level of risk that each smelter poses to the supply chain by identifying red flags. These factors include:

•    Geographic proximity to the Covered Countries;
•    Known mineral source country of origin;
•    RMAP or a similar independent audit status that is cross-recognized by RMI;
•    Credible evidence of unethical or conflict sourcing; and
•    Peer assessments conducted by credible third-party sources.

Risk mitigation activities are initiated when a supplier’s CMRT reports smelters of concern. Suppliers with submissions that include smelters or refiners of concern are provided with feedback instructing that supplier to take their own independent risk mitigation actions. Additional escalation may be necessary to address any continued sourcing from these smelters of concern. In addition, In-Scope Suppliers are guided to the educational materials on mitigating the risks identified through the data collection process.

In-Scope Suppliers are also evaluated on program strength, which will assist Bloom Energy with making key risk mitigation decisions as its program progresses. The criteria used to evaluate the strength of the program is based on questions in the CMRT related to the suppliers’ conflict minerals practices and policies.

Step Three: Design and Implement a Strategy to Respond to Identified Risks

Bloom Energy has developed a process to assess and respond to the risks identified in the supply chain as well as to manage and monitor risk. Communications were sent to non-responsive suppliers to communicate the importance of their completion of the CMRT and their support of Bloom Energy’s compliance with the Rule and Bloom Energy’s expectations.

Suppliers received feedback on their submissions as well as educational resources regarding corrective action methods and potential improvements for their internal programs. Bloom Energy encouraged suppliers that may be supplying 3TGs from sources that may support conflict in the Covered Countries to endeavor to seek an alternative source of 3TGs that does not support such conflict, as provided in the OECD Guidance. SI also communicates directly with smelters that have not yet been determined to be conformant with the RMAP to seek data on sourcing and to encourage their involvement with the RMI program.

In cases where suppliers have continuously been non-responsive or do not appear to be committed to corrective action plans, Bloom Energy assesses internally if replacing that supplier is feasible. The results of the program and risk assessment are shared with both the Conflict Minerals Team and senior management to support transparency within Bloom Energy.

Exhibit 1.01
Step Four: Support the Development and Implementation of Independent Third-Party Audits

As discussed above, Bloom Energy does not have a direct relationship with any 3TG smelters or refiners and does not perform or direct audits of these entities within the supply chain. Instead, Bloom Energy relies on third-party audits of smelters and refiners conducted as part of the RMAP. The RMAP uses independent private-sector auditors, and audits the source, including the mines of origin, and the chain of custody of the conflict minerals used by smelters and refiners that agree to participate in the program.

SI also attempts to directly contact smelters and refiners that are not currently enrolled in the RMAP to encourage their participation and gather information regarding each facilities’ sourcing practices on behalf of its compliance partners.

Step Five: Report Annually on Supply Chain Due Diligence

Bloom Energy has filed this Report and a Form SD for the year ended December 31, 2023 with the United States Securities and Exchange Commission (“SEC”). As indicated in the Form SD, this Report is publicly available at investor.bloomenergy.com/. Bloom Energy’s Policy on Responsible Sourcing of Minerals is also publicly available at bloomenergy.com/supplychain.

RCOI AND DUE DILIGENCE RESULTS

Supply Chain Outreach Results
Supply chain outreach is required to identify the upstream sources of origin of 3TG. In accordance with industry standards, CMRTs are sent to and requested from In-Scope Suppliers, who are expected to follow this process until the smelter and refiner sources are identified. For the 2023 reporting year, Table 1 sets out the result of Bloom Energy’s supply chain outreach.

Table 1
SUPPLY CHAIN OUTREACH METRICS

Number of In-Scope Suppliers	Response Rate
~96.8%
158	(153 out of 158)

Upstream Data Transparency
As mentioned above, Bloom Energy is a downstream consumer of 3TGs and does not purchase raw minerals directly from any mines, smelters or refiners or any of the Covered Countries. Bloom Energy’s supply chain is extensive and complex with many layers of suppliers positioned between Bloom Energy and 3TG smelters and refiners. Therefore, to execute due diligence, Bloom Energy must rely on data from its direct suppliers and third-party audit programs. As Bloom Energy does not solely control these processes, there is a risk of incomplete or inaccurate data. However, multiple supplier-outreach efforts and process validation steps help mitigate this risk. Bloom Energy believes this due diligence process aligns with industry standards and market expectations for downstream companies.

All known smelters and refiners listed by suppliers in completed CMRTs (which appear on the RMI-maintained smelters list as of May 1, 2024) are set out in Appendix A. As is a common practice when requests are sent upstream in the supply chain, those companies who purchase materials from smelters may not be able to discern exactly which of their products contain the materials. As a result, those companies who provide a list of smelters and refiners tend to list all smelters and refiners from which they may purchase within the reporting period. Therefore, the smelters or refiners listed in Appendix A as sources are likely to be more comprehensive than the list of smelters or refiners that actually processed the 3TGs in the Covered Products.

In accordance with OECD Guidance, suppliers that identified specific smelters or refiners of concern in their CMRT were contacted to communicate the potential for risk and to evaluate whether or not these smelters or refiners could be

Exhibit 1.01
connected to the Covered Products. Bloom Energy obtained RCOI data through the SI platform and with the help of SI this data was used to determine the 3TG country of origin for the 352 smelters and refiners identified in Bloom Energy’s supply chain. The RMAP classifies smelters and refiners audit status in the following manner:
•    RMAP/LBMA/RJC Conformant: Smelters or refiners have been audited and found to conform with a relevant, third-party audit protocol, including RMAP, LBMA, or RJC;
•    RMAP-Active: The active lists represent smelters and refiners that have committed to undergo an RMAP assessment, completed the relevant documents, and scheduled the on-site assessment;
•    RMAP-Progressing: Smelters or refiners have committed to take an audit and complete a conflict-free certification within two (2) years;
•    Non-Conformant or Not Enrolled: The smelter or refiner is listed on the Smelter Look-up tab of the CMRT but is not Conformant or RMAP-Active.

Status	Number of Identified Smelters or Refiners
RMAP/LBMA/RJC Conformant	225
RMAP-Active	11
RMAP-Progressing	1
Non-Conformant or Not Enrolled	115
Total Number	352

As Bloom Energy does not directly purchase from any mines, smelters or refiners, nor does the majority of its In-Scope Suppliers, Bloom Energy has very little influence over their sourcing. Bloom Energy relies, to a large extent, on the information provided by independent third-party audit programs. Such sources of information may contain incomplete or inaccurate data, and may be subject to fraud.

Bloom Energy has determined that a portion of the 3TGs contained in the Covered Products originated from the Covered Countries, but Bloom Energy was unable to determine the origin of all the 3TG in the Covered Products. As of the date of this Report and for the reporting period covered by this Report, Bloom Energy has not identified a supplier, smelter or refiner that Bloom Energy has reason to believe is sourcing 3TG contained in the Covered Products that is directly or indirectly financing or benefiting an armed group. However, given that Bloom Energy has received insufficient information with respect to certain smelters and refiners that may have provided 3TG for the Covered Products, Bloom Energy has not determined that the Covered Products are “DRC conflict-free.”

Due Diligence Improvement Efforts
Bloom Energy will continue to communicate its expectations and information requirements to its In-Scope Suppliers and continue to work towards a conflict-free supply chain. In addition, Bloom Energy will continue to make inquiries of its In-Scope Suppliers and undertake additional risk assessments when potentially relevant changes in facts or circumstances are identified. If Bloom Energy becomes aware of a supplier whose due diligence process or reporting needs improvement, Bloom Energy currently intends to continue the trade relationship while that supplier improves its compliance program. Bloom Energy expects its In-Scope Suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.

In addition to the plans described above, Bloom Energy will undertake the following steps during the next reporting period:

•    Continue to collect responses from suppliers using the CMRT, including the collection of more product-level responses specific to the Covered Products.
•    Work with In-Scope Suppliers to reduce the number of non-conformant smelters and refiners within Bloom Energy’s supply chain.

Exhibit 1.01
•    Continue to work directly with its suppliers to provide more complete responses as a number of suppliers have been unable to determine the origin of the 3TG in products or components supplied to Bloom Energy or to determine whether they come from recycled or scrap sources.
•    Continue to allow verified conflict-free material from the Covered Countries to enter Bloom Energy’s supply chain.

Additional Information
The statements above are based on the RCOI process and due diligence performed in good faith by Bloom Energy. These statements are based on information available at the time. A number of factors could introduce errors or otherwise affect Bloom Energy’s status with respect to this Report. These factors include, but are not limited to, gaps in supplier data, gaps in smelter data, errors or omissions by suppliers or smelters, evolving definition and confirmation of smelters, incomplete information from industry or other third-party sources, all instances of conflict minerals necessary to the functionality or manufacturing of the Covered Products possibly not yet having been identified, gaps in supplier education and knowledge, timeliness of data, public information not discovered during a reasonable search, language barriers and translation, oversights or errors in conflict free smelter audits, Covered Countries sourced materials being declared secondary materials, companies in Bloom Energy’s supply chain going out of business, certification programs being not equally advanced for all industry segments and metals, updated guidance regarding the SEC final rules, and smuggling of conflict minerals from the Covered Countries to countries beyond the Covered Countries.

The information contained on any website referred to in this Report does not form any part of this Report or Form SD and is not incorporated by reference herein unless expressly noted.

Countries of Origin
Appendix B includes an aggregated list of countries of origin from which the reported facilities collectively source 3TGs. This list is based on information provided through the CMRT data collection process from direct smelter outreach and the RMAP. As mentioned above, it is understood that many responses may provide more data than can be directly linked to the sale of the Covered Products by Bloom Energy, therefore, Appendix B may contain more countries than those from which the Covered Products are sourced.

Exhibit 1.01
APPENDIX A: SMELTER LIST

Metal    Official Smelter Name
Gold    8853 S.p.A.
Gold    ABC Refinery Pty Ltd.
Gold    Abington Reldan Metals, LLC
Gold    Advanced Chemical Company
Gold    African Gold Refinery1
Gold    Agosi AG
Gold    Aida Chemical Industries Co., Ltd.
Gold    Al Etihad Gold Refinery DMCC
Gold    Albino Mountinho Lda.
Gold    Alexy Metals
Gold    Almalyk Mining and Metallurgical Complex (AMMC)
Gold    AngloGold Ashanti Corrego do Sitio Mineracao
Gold    Argor-Heraeus S.A.
Gold    Asahi Pretec Corp.
Gold    Asahi Refining Canada Ltd.
Gold    Asahi Refining USA Inc.
Gold    Asaka Riken Co., Ltd.
Gold    Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Gold    AU Traders and Refiners
Gold    Augmont Enterprises Private Limited
Gold    Aurubis AG
Gold    Bangalore Refinery
Gold    Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold    Boliden AB
Gold    C. Hafner GmbH + Co. KG
Gold    Caridad
Gold    CCR Refinery - Glencore Canada Corporation
Gold    Cendres + Metaux S.A.
Gold    CGR Metalloys Pvt Ltd.
Gold    Chimet S.p.A.
Gold    Chugai Mining
Gold    Coimpa Industrial LTDA
Gold    Daye Non-Ferrous Metals Mining Ltd.
Gold    Degussa Sonne / Mond Goldhandel GmbH
Gold    Dijllah Gold Refinery FZC
Gold    Dongwu Gold Group
Gold    Dowa
Gold    DSC (Do Sung Corporation)
Gold    Eco-System Recycling Co., Ltd. East Plant
Gold    Eco-System Recycling Co., Ltd. North Plant
Gold    Eco-System Recycling Co., Ltd. West Plant
Gold    Emerald Jewel Industry India Limited (Unit 1)
Gold    Emerald Jewel Industry India Limited (Unit 2)
Gold    Emerald Jewel Industry India Limited (Unit 3)
Gold    Emerald Jewel Industry India Limited (Unit 4)
Gold    Emirates Gold DMCC
1 Certain of the In-Scope Suppliers reported the presence of this entity that was sanctioned by the United States Department of Treasury, Office of Foreign Assets Control on March 17, 2022. Because of the over-reporting nature of the industry CMRT information collection process, and the nature of the our and our subsidiaries’ supply chains, we are unable to confirm whether or not this, or any, smelter or refiner is or was active in our supply chain.

Exhibit 1.01
Gold    Fidelity Printers and Refiners Ltd.
Gold    Fujairah Gold FZC
Gold    Geib Refining Corporation
Gold    GG Refinery Ltd.
Gold    GGC Gujrat Gold Centre Pvt. Ltd.
Gold    Gold by Gold Colombia
Gold    Gold Coast Refinery
Gold    Gold Refinery of Zijin Mining Group Co., Ltd.
Gold    Great Wall Precious Metals Co., Ltd. of CBPM
Gold    Guangdong Jinding Gold Limited
Gold    Guoda Safina High-Tech Environmental Refinery Co., Ltd.
Gold    Hangzhou Fuchunjiang Smelting Co., Ltd.
Gold    Heimerle + Meule GmbH
Gold    Heraeus Germany GmbH Co. KG
Gold    Heraeus Metals Hong Kong Ltd.
Gold    Hunan Chenzhou Mining Co., Ltd.
Gold    Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.
Gold    HwaSeong CJ CO., LTD.
Gold    Industrial Refining Company
Gold    Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.
Gold    International Precious Metal Refiners
Gold    Ishifuku Metal Industry Co., Ltd.
Gold    Istanbul Gold Refinery
Gold    Italpreziosi
Gold    JALAN & Company
Gold    Japan Mint
Gold    Jiangxi Copper Co., Ltd.
Gold    JSC Ekaterinburg Non-Ferrous Metal Processing Plant
Gold    JSC Novosibirsk Refinery
Gold    JSC Uralelectromed2
Gold    JX Nippon Mining & Metals Co., Ltd.
Gold    K.A. Rasmussen
Gold    Kaloti Precious Metals
Gold    Kazakhmys Smelting LLC
Gold    Kazzinc
Gold    Kennecott Utah Copper LLC
Gold    KGHM Polska Miedz Spolka Akcyjna
Gold    Kojima Chemicals Co., Ltd.
Gold    Korea Zinc Co., Ltd.
Gold    Kundan Care Products Ltd.
Gold    Kyrgyzaltyn JSC
Gold    Kyshtym Copper-Electrolytic Plant ZAO
Gold    L'azurde Company For Jewelry
Gold    Lingbao Gold Co., Ltd.
Gold    Lingbao Jinyuan Tonghui Refinery Co., Ltd.
Gold    L'Orfebre S.A.
Gold    LS-NIKKO Copper Inc.
Gold    LT Metal Ltd.
Gold    Luoyang Zijin Yinhui Gold Refinery Co., Ltd.
2 Certain of the In-Scope Suppliers reported the presence of this entity that was sanctioned by the United States Department of Treasury, Office of Foreign Assets Control on July 20, 2023. Because of the over-reporting nature of the industry CMRT information collection process, and the nature of the our and our subsidiaries’ supply chains, we are unable to confirm whether or not this, or any, smelter or refiner is or was active in our supply chain.

Exhibit 1.01
Gold    Marsam Metals
Gold    Materion
Gold    Matsuda Sangyo Co., Ltd.
Gold    MD Overseas
Gold    Metal Concentrators SA (Pty) Ltd.
Gold    Metallix Refining Inc.
Gold    Metalor Technologies (Hong Kong) Ltd.
Gold    Metalor Technologies (Singapore) Pte., Ltd.
Gold    Metalor Technologies (Suzhou) Ltd.
Gold    Metalor Technologies S.A.
Gold    Metalor USA Refining Corporation
Gold    Metalurgica Met-Mex Penoles S.A. De C.V.
Gold    Mitsubishi Materials Corporation
Gold    Mitsui Mining and Smelting Co., Ltd.
Gold    MKS PAMP SA
Gold    MMTC-PAMP India Pvt., Ltd.
Gold    Modeltech Sdn Bhd
Gold    Morris and Watson
Gold    Moscow Special Alloys Processing Plant
Gold    Nadir Metal Rafineri San. Ve Tic. A.S.
Gold    Navoi Mining and Metallurgical Combinat
Gold    NH Recytech Company
Gold    Nihon Material Co., Ltd.
Gold    Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH
Gold    Ohura Precious Metal Industry Co., Ltd.
Gold    OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)
Gold    Pease & Curren
Gold    Penglai Penggang Gold Industry Co., Ltd.
Gold    Planta Recuperadora de Metales SpA
Gold    Prioksky Plant of Non-Ferrous Metals
Gold    PT Aneka Tambang (Persero) Tbk
Gold    PX Precinox S.A.
Gold    QG Refining, LLC
Gold    Rand Refinery (Pty) Ltd.
Gold    Refinery of Seemine Gold Co., Ltd.
Gold    REMONDIS PMR B.V.
Gold    Royal Canadian Mint
Gold    SAAMP
Gold    Sabin Metal Corp.
Gold    Safimet S.p.A
Gold    SAFINA A.S.
Gold    Sai Refinery
Gold    Sam Precious Metals
Gold    Samduck Precious Metals
Gold    SAMWON METALS Corp.
Gold    SEMPSA Joyeria Plateria S.A.
Gold    Shandong Gold Smelting Co., Ltd.
Gold    Shandong Humon Smelting Co., Ltd.
Gold    Shandong Tiancheng Biological Gold Industrial Co., Ltd.
Gold    Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Gold    Shenzhen CuiLu Gold Co., Ltd.
Gold    Shenzhen Zhonghenglong Real Industry Co., Ltd.
Gold    Shirpur Gold Refinery Ltd.
Gold    Sichuan Tianze Precious Metals Co., Ltd.

Exhibit 1.01
Gold    Singway Technology Co., Ltd.
Gold    SOE Shyolkovsky Factory of Secondary Precious Metals
Gold    Solar Applied Materials Technology Corp.
Gold    Sovereign Metals
Gold    State Research Institute Center for Physical Sciences and Technology
Gold    Sudan Gold Refinery
Gold    Sumitomo Metal Mining Co., Ltd.
Gold    SungEel HiMetal Co., Ltd.
Gold    Super Dragon Technology Co., Ltd.
Gold    T.C.A S.p.A
Gold    Tanaka Kikinzoku Kogyo K.K.
Gold    Tokuriki Honten Co., Ltd.
Gold    Tongling Nonferrous Metals Group Co., Ltd.
Gold    TOO Tau-Ken-Altyn
Gold    Torecom
Gold    Umicore Precious Metals Thailand
Gold    Umicore S.A. Business Unit Precious Metals Refining
Gold    United Precious Metal Refining, Inc.
Gold    Valcambi S.A.
Gold    WEEEREFINING
Gold    Western Australian Mint (T/a The Perth Mint)
Gold    WIELAND Edelmetalle GmbH
Gold    Yamakin Co., Ltd.
Gold    Yokohama Metal Co., Ltd.
Gold    Yunnan Copper Industry Co., Ltd.
Gold    Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Tantalum    5D Production OU
Tantalum    AMG Brasil
Tantalum    Changsha South Tantalum Niobium Co., Ltd.
Tantalum    D Block Metals, LLC
Tantalum    F&X Electro-Materials Ltd.
Tantalum    FIR Metals & Resource Ltd.
Tantalum    Global Advanced Metals Aizu
Tantalum    Global Advanced Metals Boyertown
Tantalum    Guangdong Rising Rare Metals-EO Materials Ltd.
Tantalum    Hengyang King Xing Lifeng New Materials Co., Ltd.
Tantalum    Jiangxi Dinghai Tantalum & Niobium Co., Ltd.
Tantalum    Jiangxi Tuohong New Raw Material
Tantalum    JiuJiang JinXin Nonferrous Metals Co., Ltd.
Tantalum    Jiujiang Tanbre Co., Ltd.
Tantalum    Jiujiang Zhongao Tantalum & Niobium Co., Ltd.
Tantalum    KEMET de Mexico
Tantalum    Materion Newton Inc.
Tantalum    Metallurgical Products India Pvt., Ltd.
Tantalum    Mineracao Taboca S.A.
Tantalum    Mitsui Mining and Smelting Co., Ltd.
Tantalum    Molycorp Silmet A.S.
Tantalum    Ningxia Orient Tantalum Industry Co., Ltd.
Tantalum    PowerX Ltd.
Tantalum    QuantumClean
Tantalum    Resind Industria e Comercio Ltda.
Tantalum    RFH Yancheng Jinye New Material Technology Co., Ltd.
Tantalum    Solikamsk Magnesium Works OAO
Tantalum    Taki Chemical Co., Ltd.

Exhibit 1.01
Tantalum    TANIOBIS Co., Ltd.
Tantalum    TANIOBIS GmbH
Tantalum    TANIOBIS Japan Co., Ltd.
Tantalum    TANIOBIS Smelting GmbH & Co. KG
Tantalum    Telex Metals
Tantalum    Ulba Metallurgical Plant JSC
Tantalum    XIMEI RESOURCES (GUANGDONG) LIMITED
Tantalum    XinXing Haorong Electronic Material Co., Ltd.
Tantalum    Yanling Jincheng Tantalum & Niobium Co., Ltd.
Tin    Alpha
Tin    An Vinh Joint Stock Mineral Processing Company
Tin    Aurubis Beerse
Tin    Aurubis Berango
Tin    Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.
Tin    Chifeng Dajingzi Tin Industry Co., Ltd.
Tin    China Tin Group Co., Ltd.
Tin    CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda
Tin    CRM Synergies
Tin    CV Ayi Jaya
Tin    CV Venus Inti Perkasa
Tin    Dongguan CiEXPO Environmental Engineering Co., Ltd.
Tin    Dowa
Tin    DS Myanmar
Tin    Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company
Tin    EM Vinto
Tin    Estanho de Rondonia S.A.
Tin    Fabrica Auricchio Industria e Comercio Ltda.
Tin    Fenix Metals
Tin    Gejiu City Fuxiang Industry and Trade Co., Ltd.
Tin    Gejiu Kai Meng Industry and Trade LLC
Tin    Gejiu Non-Ferrous Metal Processing Co., Ltd.
Tin    Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.
Tin    Gejiu Zili Mining And Metallurgy Co., Ltd.
Tin    Guangdong Hanhe Non-Ferrous Metal Co., Ltd.
Tin    HuiChang Hill Tin Industry Co., Ltd.
Tin    Jiangxi New Nanshan Technology Ltd.
Tin    Luna Smelter, Ltd.
Tin    Ma'anshan Weitai Tin Co., Ltd.
Tin    Magnu's Minerais Metais e Ligas Ltda.
Tin    Malaysia Smelting Corporation (MSC)
Tin    Malaysia Smelting Corporation Berhad (Port Klang)
Tin    Melt Metais e Ligas S.A.
Tin    Metallic Resources, Inc.
Tin    Mineracao Taboca S.A.
Tin    Mining Minerals Resources SARL
Tin    Minsur
Tin    Mitsubishi Materials Corporation
Tin    Modeltech Sdn Bhd
Tin    Nghe Tinh Non-Ferrous Metals Joint Stock Company
Tin    Novosibirsk Tin Combine
Tin    O.M. Manufacturing (Thailand) Co., Ltd.
Tin    O.M. Manufacturing Philippines, Inc.
Tin    Operaciones Metalurgicas S.A.
Tin    Pongpipat Company Limited

Exhibit 1.01
Tin    Precious Minerals and Smelting Limited
Tin    PT Aries Kencana Sejahtera
Tin    PT Artha Cipta Langgeng
Tin    PT ATD Makmur Mandiri Jaya
Tin    PT Babel Inti Perkasa
Tin    PT Babel Surya Alam Lestari
Tin    PT Bangka Prima Tin
Tin    PT Bangka Serumpun
Tin    PT Bangka Tin Industry
Tin    PT Belitung Industri Sejahtera
Tin    PT Bukit Timah
Tin    PT Cipta Persada Mulia
Tin    PT Menara Cipta Mulia
Tin    PT Mitra Stania Prima
Tin    PT Mitra Sukses Globalindo
Tin    PT Panca Mega Persada
Tin    PT Premium Tin Indonesia
Tin    PT Prima Timah Utama
Tin    PT Putera Sarana Shakti (PT PSS)
Tin    PT Rajawali Rimba Perkasa
Tin    PT Rajehan Ariq
Tin    PT Refined Bangka Tin
Tin    PT Sariwiguna Binasentosa
Tin    PT Stanindo Inti Perkasa
Tin    PT Sukses Inti Makmur
Tin    PT Timah Tbk Kundur
Tin    PT Timah Tbk Mentok
Tin    PT Tinindo Inter Nusa
Tin    PT Tirus Putra Mandiri
Tin    PT Tommy Utama
Tin    Resind Industria e Comercio Ltda.
Tin    Rui Da Hung
Tin    Super Ligas
Tin    Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.
Tin    Thaisarco
Tin    Tin Smelting Branch of Yunnan Tin Co., Ltd.
Tin    Tin Technology & Refining
Tin    Tuyen Quang Non-Ferrous Metals Joint Stock Company
Tin    VQB Mineral and Trading Group JSC
Tin    White Solder Metalurgia e Mineracao Ltda.
Tin    Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Tin    Yunnan Yunfan Non-ferrous Metals Co., Ltd.
Tungsten    A.L.M.T. TUNGSTEN Corp.
Tungsten    ACL Metais Eireli
Tungsten    Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.
Tungsten    Artek LLC
Tungsten    Asia Tungsten Products Vietnam Ltd.
Tungsten    China Molybdenum Co., Ltd.
Tungsten    Chongyi Zhangyuan Tungsten Co., Ltd.
Tungsten    CNMC (Guangxi) PGMA Co., Ltd.
Tungsten    Cronimet Brasil Ltda
Tungsten    DONGKUK INDUSTRIES CO., LTD.
Tungsten    Fujian Xinlu Tungsten Co., Ltd.
Tungsten    Ganzhou Jiangwu Ferrotungsten Co., Ltd.

Exhibit 1.01
Tungsten    Ganzhou Seadragon W & Mo Co., Ltd.
Tungsten    Global Tungsten & Powders LLC
Tungsten    Guangdong Xianglu Tungsten Co., Ltd.
Tungsten    H.C. Starck Tungsten GmbH
Tungsten    HANNAE FOR T Co., Ltd.
Tungsten    Hubei Green Tungsten Co., Ltd.
Tungsten    Hunan Chenzhou Mining Co., Ltd.
Tungsten    Hunan Jintai New Material Co., Ltd.
Tungsten    Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch
Tungsten    Hydrometallurg, JSC
Tungsten    Japan New Metals Co., Ltd.
Tungsten    Jiangwu H.C. Starck Tungsten Products Co., Ltd.
Tungsten    Jiangxi Gan Bei Tungsten Co., Ltd.
Tungsten    Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.
Tungsten    Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.
Tungsten    Jiangxi Xinsheng Tungsten Industry Co., Ltd.
Tungsten    Jiangxi Yaosheng Tungsten Co., Ltd.
Tungsten    JSC "Kirovgrad Hard Alloys Plant"
Tungsten    Kenee Mining Corporation Vietnam
Tungsten    Kennametal Fallon
Tungsten    Kennametal Huntsville
Tungsten    Lianyou Metals Co., Ltd.
Tungsten    Lianyou Resources Co., Ltd.
Tungsten    LLC Vostok
Tungsten    Malipo Haiyu Tungsten Co., Ltd.
Tungsten    Masan High-Tech Materials
Tungsten    Moliren Ltd.
Tungsten    Nam Viet Cromit Joint Stock Company
Tungsten    Niagara Refining LLC
Tungsten    NPP Tyazhmetprom LLC
Tungsten    OOO “Technolom” 1
Tungsten    OOO “Technolom” 2
Tungsten    Philippine Chuangxin Industrial Co., Inc.
Tungsten    Shinwon Tungsten (Fujian Shanghang) Co., Ltd.
Tungsten    TANIOBIS Smelting GmbH & Co. KG
Tungsten    Tungsten Vietnam Joint Stock Company
Tungsten    Unecha Refractory Metals Plant
Tungsten    Wolfram Bergbau und Hutten AG
Tungsten    Xiamen Tungsten (H.C.) Co., Ltd.
Tungsten    Xiamen Tungsten Co., Ltd.
Tungsten    YUDU ANSHENG TUNGSTEN CO., LTD.

Exhibit 1.01
APPENDIX B: COUNTRIES OF ORIGIN
This Appendix B includes the countries from which the declared are known to source material.

Country of Origin

Angola    Guyana    Papua New Guinea
Argentina    Hong Kong    Peru
Armenia    Hungary    Philippines
Australia    India    Poland
Austria    Indonesia    Portugal
Belarus    Ireland    Russian Federation
Belgium    Israel    Rwanda
Bermuda    Italy    Saudi Arabia
Bolivia    Ivory Coast    Sierra Leone
Brazil    Japan    Singapore
Burundi    Jersey    Slovakia
Cambodia    Kazakhstan    South Africa
Canada    Kenya    South Sudan
Central African Republic    Korea, Republic of    Spain
Chile    Kyrgyzstan    Suriname
China    Laos    Sweden
Colombia    Luxembourg    Switzerland
Congo (Brazzaville)    Madagascar    Taiwan
Czech Republic    Malaysia    Tajikistan
Djibouti    Mali    Tanzania
DRC- Congo (Kinshasa)    Mexico    Thailand
Ecuador    Mongolia    Turkey
Egypt    Morocco    Uganda
Estonia    Mozambique    United Arab Emirates
Ethiopia    Myanmar    United Kingdom
Finland    Namibia    United States
France    Netherlands    Uzbekistan
Germany    New Zealand    Vietnam
Ghana    Niger    Zambia
Guinea    Nigeria    Zimbabwe